Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ardagh MP USA Inc., formerly Gores Holdings V, Inc:

We consent to the use of our report dated February 26, 2021, except for the effect of the restatement disclosed in Note 2, as to which the date is May 9, 2021, with respect to the balance sheet of Gores Holdings V, Inc. as of December 31, 2020, the related statements of operations, changes in stockholders’ equity, and cash flows for the period from June 25, 2020 (inception) through December 31, 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the headings “Auditors” and “Statement by Experts” in Ardagh Metal Packaging S.A.’s report on Form 20-F.

/s/ KPMG LLP

Denver, Colorado
August 10, 2021